Park City Group Begins First "Mega Hub" Implementation

Scaling Activities Substantially Complete

PARK CITY, Utah, March 23, 2011 (GLOBE NEWSWIRE) -- Park City Group (NYSE Amex:PCYG), a Software-as-a-Service provider of unique supply chain solutions for retailers and their suppliers, today announced that it has begun the implementation of its first "Mega Hub" retail customer. This previously-announced customer, one of the nation's largest supermarket chains, selected the "Mega Hub" version of Park City Group's Consumer Driven Sales OptimizationTM ("CDSO") platform.

The company said that the implementation of the "Mega Hub" stems from the substantial progress the Company has made in process and scalability enhancement activities initiated early in this fiscal year.

About Park City Group

Park City Group (NYSE Amex:PCYG) is a Software-as-a-Service ("SaaS") provider that brings unique visibility to the consumer goods supply chain, delivering actionable information that ensures product is on the shelf when the consumer expects it as well as providing food safety tracking information. The Company's service increases customers' sales and profitability while enabling lower inventory levels and ensuring regulatory compliance for both retailers and their suppliers.

Through a process known as Consumer Driven Sales OptimizationTM, Park City Group helps its customers turn information into cash and increased sales, using the largest scan based platform in the world. Scan based trading provides retail trading partners with a distinct competitive advantage through scan sales that provide store level visibility and set the supply chain in motion. And since it is scan based, it can be used in a Direct Store Delivery (DSD) or warehouse setting.

The Food Safety Global RegistryTM provides food retailers and suppliers with a robust solution that will help them protect their brands and remain in compliance with rapidly evolving regulations in the recently passed Food Safety Modernization Act. An internet-based technology, the Food Safety Global Registry, will enable all participants in the farm-to-table supply chain to easily manage tracking and traceability requirements as products move between trading partners.

For more information, go to www.parkcitygroup.com.

The Park City Group, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8655

CONTACT: IR Contact

         Dave Mossberg

         Three Part Advisors, LLC

         817-310-0051